Exhibit 10.3

AMENDMENT TO THE

SOUTHBANC SHARES, INC.

1998 STOCK OPTION PLAN

In accordance with the action taken on November 13, 2006, by the Compensation Committee of the Board of Directors of SunTrust Banks, Inc., Section 5(b) of the SouthBanc Shares, Inc. 1998 Stock Option Plan is revised effective November 13, 2006 to read as follows:

(b) In the event that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar transaction affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall proportionately and appropriately adjust in an equitable manner (i) the maximum number and kind of shares of Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares of Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, provided that any adjustment made pursuant to this Section shall comply with Section 422 of the Code with regard to any Incentive Stock Options granted hereunder. No fractional Shares shall be issued on account of any such adjustment.

IN WITNESS WHEREOF, SunTrust Banks, Inc. has caused this Amendment to be executed by a duly authorized officer as of the 15th day of November, 2006.

SUNTRUST BANKS, INC.		ATTEST:

By:	/s/ Mimi Breeden	By:	/s/ David A. Wisniewski
Title:	Corporate Executive Vice President	Title:	Group Vice President and Assistant Secretary